Exhibit 10.2

GLOBAL GREEN SOLUTIONS PTY LTD

SHAREHOLDERS OPERATING AGREEMENT

between

GLOBAL GREEN SOLUTIONS LTD.
2006/036844/07

and

C&C GREEN TECHNOLOGIES PTY LTD
2005/031487/07

DATED 19th March 2007

SHAREHOLDER AGREEMENT

     This SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into this day of 19th March 2007, by and between Global Green Solutions Ltd. ("Global Green"), a private company registered in the UK and having a registered address at 9 Kingsway, London WC2B 6XF, England, United Kingdom and, a wholly owned subsidiary of Global Green Solutions Inc, a company incorporated in Nevada, USA and having its registered office at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada and C&C Green Technologies Pty Ltd. ("C&C") a company incorporated in and having its registered office at No 9 Fifth Avenue, Walmer, Port Elizabeth, South Africa, hereinafter referred to as the "IV Partner".

RECITALS

     WHEREAS, Global Green and C&C want to operate a joint venture entity called "'Global Green Solutions Pty Ltd" (hereinafter referred to as the "Company") whose purpose will be to enter into the renewable energy and greenhouse gas emissions reduction and other related business in South and Southern Africa and other directly related projects in the area.

     WHEREAS, Global Green will act as the operating and technology partner with responsibility for the operational management of the joint venture. C&C will act as the local business development, sales and marketing and, project and after sales services support partner

     WHEREAS, the parties intend that with the execution and delivery of this Agreement, Global Green will own sixty percent (60%) of the outstanding capital stock of the Company, and C&C will acquire forty percent (40%) of the Company's capital stock.

     WHEREAS, the Parties have agreed to enter into this Agreement to set out the terms upon which the Company will conduct its activities, and the manner in which the relations between Global Green and C&C, as Shareholders will be regulated.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto do agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Accepting Shareholder" has the meaning assigned to such term in Section 6.2 hereof.

"Affiliate" (including the term "affiliated with") with respect to one Person, shall mean another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the first-mentioned Person.

"Appraiser" has the meaning assigned to such term in Section 8.1 hereof.

"Appraiser Valuation" has the meaning assigned to such term in Section 8.1 hereof.

"Bankruptcy" means, with respect to any Person, the happening of any of the following events: (i) such Person shall commence a voluntary case or other proceeding seeking winding up, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or (ii) an involuntary case or other proceeding shall be commenced against such Person seeking winding up, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

"Board" means the board of directors of the Company,

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in South Africa.

"Change in Control" of JV Partner shall be deemed to have occurred upon any change in the ownership interests, whether by one transaction or by the cumulative effect of several transactions with the same or different parties, which has the legal or practical effect of transferring the power to determine JV Partner' business policies from the parties who are the beneficial or record shareholders in JV Partner as of the date of this Agreement. Such a Change in Control shall include, but not be limited to (i) any sale, transfer, change of ownership or other disposition in either the record or beneficial ownership of JV Partner' voting stock that may represent the power to determine JV Partner'

business policies from the JV Partner Shareholders (as defined below) or (ii) any change in the equity ownership of JV Partner that results in any competitor of Global Green owning, directly or indirectly, any interest in JV Partner.

"Closing Date" means the date on which the closing of all of the transactions contemplated by the Joint Venture Agreements shall occur, which date shall be the date hereof,

"Company" shall mean Global Green Solutions Pty Ltd, a South African limited liability company which was formed on the 27th November 2006 as a wholly owned subsidiary of Global Green Solutions Ltd, a UK private company.

"Control" (including the terms "controlling," "controlled by" and "under common control with") means any of the following:

(a) the ownership (directly, or indirectly through one or more intermediaries) of fifty percent (50%) or more of the issued and outstanding capital or Partnership interests of a Person; the ability (directly, or indirectly through one or more intermediaries) to designate or cause the designation of fifty percent (50%) or more of the directors of a Person, regardless of whether such ability is exercised;

(b) the ability (directly, or indirectly through one or more intermediaries) to designate or cause the designation of the managing director, general manager, or chief executive officer (regardless of actual title) of a Person, regardless of whether such ability is exercised; or

(c) the possession of the power (directly, or indirectly through one or more intermediaries) to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and regardless of whether such power is exercised.

"Declining Shareholder" has the meaning assigned to such term in Section 6.2 hereof. "Financial Statements" has the meaning assigned to such term in Section 4.6 hereof. "Fiscal Year" means each period of twelve (12) calendar months ending on December 31st "GAAP" means, in respect of any country, the generally accepted accounting principles of that country,

"Joint Venture" means the joint venture between JV Partner and Global Green which is contemplated by the Joint Venture Agreements.

"Joint Venture Agreements" means this Agreement and any other agreements which are entered into pursuant to any such agreement or in connection therewith.

"JV Partner Director" means a director who has been nominated to the Board by JV Partner pursuant to Section 4.1 hereof.

"Parties" means the parties to this Agreement.

"Person" means any natural person and any legal entity, including without limitation, a corporation, company, partnership, limited liability Company, association and any other organization recognized under the laws of the applicable jurisdiction.

"Remaining Shareholder" has the meaning assigned to such term in Section 6.2 hereof.

"Global Green Director" means a director who has been nominated to the Board by Global Green pursuant to Section 4.1 hereof.

"Shareholder Valuation" has the meaning assigned to such term in Section 8.2 hereof.

"Shareholders" means Global Green and JV Partner and any successor or permitted assignee of either such party.

"Shares" means the ordinary shares, having a par value of R 1.00 per share, in the capital of the Company.

"Termination Event" means, in respect of a Shareholder, any of the following events:

(i)      a breach by such Shareholder of any of the material covenants contained in this Agreement, the Share Purchase Agreement or [any of the Joint Venture Agreements], which breach shall be effective: (A) immediately upon written notice by the other Shareholder or the Company to such Shareholder, if such breach cannot be cure within thirty (30) Business Days, or (B) thirty (30) Business Days after such notice, if such breach is capable of being cured and is not cured within thirty (30) Business Days;

(ii)      the Bankruptcy of that Shareholder; or

(iii)      the Bankruptcy of any Person which Controls such Shareholder. Territory"means Sub-Sahara Africa and South Africa.

"Transferring Shareholder" has the meaning assigned to such term in Section 6.2 hereof.

"Umpire Valuation" has the meaning assigned to such term in Section 8.2 hereof.

"Value" means, in respect of a Shareholder's and its Wholly-Owned Subsidiary's Shares, the aggregate value of such Shares as determined subject to and in accordance with the terms of Article VII hereof.'

"Valued Shares" has the meaning assigned to such term in Section 8.1 hereof.

"Wholly-Owned Subsidiary" means:

(i)      with respect to the JV Partner, a Person with respect to which all of the issued and outstanding voting share capital, voting Partnership interests or other voting ownership interests are owned (directly, or indirectly through one or more Subsidiaries) by the JV Partner, and

(ii)      with respect to Global Green, a Person with respect to which all of the issued and outstanding voting share capital, voting Partnership interests or other voting ownership interests are owned (directly, or indirectly through one or more Subsidiaries) by Global Green, Inc., or, in the case that ail of the issued and outstanding voting share capital of Global Green is not owned, directly, or indirectly, by Global Green, Inc., Global Green or the Person who owns, directly or indirectly, all of the issued and outstanding voting share capital of Global Green.

ARTICLE II

PURPOSE OF THE COMPANY

2.1      General Purposes.

The principal purposes of the Company will be: business development, sales and marketing, project and after sales services in South and Southern Africa for (a) biomass combustion steam generation units and (b) biomass biofuel feedstock production units and (c) other carbon credit generation business relating to these activities and, (d) fibre optic sensing and detection technology applicable to perimeter and pipeline security applications. (hereinafter the "Products") in the Territory,

2.2      Cooperation.

The Parties agree to cooperate with each other in good faith in the fulfillment of the above purposes and activities and otherwise in the implementation of the provisions of this Agreement.

2.3      Corporate Documents.

The Articles of Association of the Company shall be in the form attached hereto as Exhibit A.

2.4      Future Activities.

It is the intent of the Parties to use their best efforts to promote the interests of the Company and to attain maximum penetration of the Products in the Territory while assuring acceptable profit and cash flow levels and maintaining the quality standards.

2.5      Non-Competition.

JV Partner agrees that, from and after the Closing Date and during the term of this Agreement and for a period of three (3) years after the date on which JV Partner or any Wholly-Owned Subsidiary of JV Partner ceases to be a Shareholder of the Company, it will not, either directly or indirectly, including through any of its Affiliates, engage directly or indirectly, in any business which is competitive with the business or the products of the Company

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     Each of JV Partner and Global Green hereby represents and warrants to the other that:

(a)      it is validly existing and organized in accordance with the laws and regulations of its jurisdiction of incorporation;

(b)      it has duly and validly authorized and executed each of the Joint Venture Agreements to which it is a party in accordance with the laws and regulations of its jurisdiction of incorporation and in accordance with its own charter documents;

(c)      there is no conflict or inconsistency between (i) its obligations under any of the Joint Venture Agreements to which it is a party and (ii) any law or regulation of its jurisdiction of incorporation or its own charter documents or any other agreement to which it is a party;

(d)      there is no actual or, to its knowledge, threatened, claim, litigation, regulatory action or investigation affecting it which, if determined adversely to such Shareholder, would have a material adverse effect on the Joint Venture or such Shareholder's ability to perform its obligations under any of the Joint Venture Agreements to which it is a party; and

(e)      No Global Green Termination Event (warranty by JV Partner) or JV Partner Termination Event (warranty by Global Green) has occurred.

ARTICLE IV

GOVERNANCE MATTERS

4.1      Election and Number of Directors.

Unless otherwise agreed by the Shareholders and except as otherwise set forth in Section 4.1(b) hereof, the Board shall be composed of five persons, three of whom shall be nominated by Global Green and two of whom shall be nominated by the JV Partner. Each Shareholder agrees to vote (or cause to be voted), in person or by proxy, at any annual or special shareholders' meeting called for such purpose or by shareholders' written action or consent provided in lieu thereof, the Shares owned of record or beneficially by such Shareholder (including, for this purpose, any Shares held by any Affiliate of such Shareholder) and entitled to vote thereon, for the election to the Board of such five nominees, Except where authority is specifically reserved for the Board pursuant to this Agreement, all operational matters shall be delegated to Global Green in their capacity as Management of the Company.

4.2      Board Meetings.

(a)      Each director shall have one vote. Except as otherwise specifically provided herein, all actions of the Board shall be taken by a majority vote of the directors present at a duly notified and held meeting or by the unanimous written consent of all of the Board members.

(b)      Any director shall be entitled to require the Company Secretary to convene a meeting of the Board. At least fifteen (15) Business Days' notice of each meeting of the Board shall be given to each director, at the address notified from time to time by each director to the Company Secretary; provided that, such period of notice may be shortened for particular meetings by unanimous written consent of all the directors entitled to attend and vote thereat. Each such notice shall contain an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting, shall be accompanied by any relevant papers for discussion at such meeting and, if sent to an address outside [the territory], shall be sent by courier or by legible facsimile (with a confirmation copy delivered by courier).

(c)      The quorum at a meeting of the Board shall be three directors, at least two of whom shall be Global Green Directors.

(d)      All notices to directors, minutes and other Board papers and records shall be in English.

4.3      Supermajority Vote Requirement.

The following matters shall require the affirmative vote of at least four (4) members of the Board at a duly noticed meeting of the Board (or the unanimous written consent of all Board members) in order to authorize the Company to act upon any of them:

(a)      any amendment of the Company's Articles of Association;

(b)      the Company's dissolution, liquidation or winding up;

(c)      any merger, consolidation, share exchange, reorganization, recapitalization or other, similar extraordinary transaction involving the Company or its share capital; or the sale or other disposition of all or substantially all of the property or assets of the Company.

4.4      Shareholder Approval.

The Shareholders shall vote in favor of any shareholder resolutions which are determined by the Board to be necessary or desirable in order to authorize the Company to implement or otherwise give effect to any action, decision or resolution which has been approved by the Board in accordance with Sections 4.2 or 4.3 hereof. In addition, the Shareholders shall cause their representatives on the Board to pass appropriate Board resolutions, if necessary, to implement all decisions made by the Shareholders.

4.5      Deadlock Resolution.

If a decision in respect of a matter referred to in Section 4.3 hereof, is not approved pursuant to Section 4,3, then:

(a)      the Shareholders shall consult with each other in good faith during a period of fifteen (15) Business Days to determine whether they can resolve the matter;

(b)      if such consultation fails to resolve the deadlock then, within a further period of fifteen (15) Business Days, the Managing Director of JV Partner and the President of Global Green, as Global Green' designated representative, shall discuss possible resolutions;

(c)      if such process of consultation results in a mutual decision that the relevant decision should be approved (whether in the original or a modified form), the Shareholders shall cause such decision to be approved;

(d)      if such process of consultation fails to resolve fails to resolve the matter, Global Green shall be entitled to exercise its rights under Section 7.1(b) hereof.

4.6      Financial Statements

In addition to any statutory obligations of the Company to prepare audited financial statements, as soon as reasonably practicable after the end of each Fiscal Year, the Company shall prepare complete and accurate financial statements (including a statement of operations, a balance sheet and a statement of cash flows) for the Company ("Financial Statements") as of the last day of and for such Fiscal Year, in accordance with South African GAAP. Such Financial Statements shall be audited, as per law. In addition, the Company shall prepare, and deliver to the Shareholders as soon as reasonably practicable after the end of each fiscal quarter, Financial Statements as of the last day of and for such fiscal quarter reviewed by the auditors of the Company.

4.7      Budgets and Financial Information

Management of the Company shall prepare and submit to the members of the Board:

(a)      draft budgets for the Company and its subsidiaries (if any) for (i) the following Fiscal Year and (ii) the following three (3) Fiscal Years (on a rolling basis);

(b)      as soon as available, the Financial Statements referred to in Section 4.6; and

(c)      such further information as the Shareholders or the Board may from time to time reasonably require as to any and all matters relating to the business or financial condition of the Company or of any of its subsidiaries.

Each of the draft budgets referred to in Section 4.7(a) above shall be approved by the Board, with such changes therein or modifications thereto as the Board shall deem necessary or appropriate, prior to the commencement of any operations by the Company's management with respect to such following Fiscal Years.

ARTICLE V

FINANCING FOR THE COMPANY

Financing.

The Global Green Solutions South Africa joint venture costs will be financed and the profits distributed on an equity basis with Global Green (60%) and C&C (40%). All investments will be on a 60/40% basis.

The Board shall determine, from time to time, whether financing, in addition to cash flow from operations and available lines of credit, is required by the Company and, if so required, how such requirements should be satisfied. In the event that any such financing requires the undertaking of any obligation by the Shareholders (whether in the form of equity, debt, guarantee, or otherwise), then the Shareholders shall fulfill such obligation in amounts which are pro rata to their respective shareholdings in the Company.

Equity Financing; Preemptive Rights,

The Company shall not issue any equity share capital after the date hereof without first offering to both of the Shareholders an opportunity to subscribe for shares in proportion to such Shareholder's then existing holdings of Shares. If one Shareholder (the "Accepting Shareholder") accepts such an offer in full, but the other Shareholder (the "Declining Shareholder") for any reason does not do so, in each case within fifteen (15) Business Days of the offer being made to it, the Accepting Shareholder shall be entitled to subscribe for the shares declined by the Declining Shareholder.

Global Green and 3V Partner each acknowledge their mutual intention that their respective holdings of the issued and fully paid equity share capital of the Company shall be and remain 60 % and 40%, respectively, except to the extent that their relative holdings shall change from time to time in accordance with the provisions of this Section 6.2 or Articles VI and VII hereof. Each acknowledges that, if it does not subscribe for its pro rata share of any additional issues of Shares by the Company, on each occasion on which an issue is made, its holding of Shares is likely to become diluted.

ARTICLE VI

VOLUNTARY TRANSFERS OF SHARES

6.1      Prohibition on Transfers.

Except as set forth in this Article VI, neither Shareholder (nor neither Shareholder's Affiliates who become holders of Shares) shall:

(a)      pledge, mortgage, permit a security interest to exist upon or otherwise encumber its legal or beneficial interest in its Shares;

(b)      sell, transfer or otherwise dispose of any of its Shares (or any legal or beneficial interest therein);

(c)      enter into any voting agreement with respect to its Shares (other than as contemplated by the terms of this Agreement); or

(d)      agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.

For the purposes of this Section 6.1, "Shares" shall include any securities (whether debt or equity), and all other contractual undertakings, of the Company which are convertible into or could result in the issuance of Shares.

6.2      Rights of First Refusal.

Notwithstanding the prohibition on the sale or transfer of Shares set forth in Section 6.1(b), after a period of [five (5)] years from the Closing Date, a Shareholder (or any Wholly-Owned Subsidiary of a Shareholder who becomes a holder of Shares hereunder) (the "Transferring Shareholder") may offer to sell all (but not less than all) of its Shares to the other Shareholder (the "Remaining Shareholder") at a price equal to their Value (to be determined in accordance with Article VIII hereof) in accordance with the following terms:

The Transferring Shareholder shall notify the Company of any such offer at the same time as it notifies the Remaining Shareholder. The Remaining Shareholder shall notify the Transferring Shareholder, within twenty (20) Business Days of being notified of the Value in accordance with Article VIII hereof, as to whether it accepts or rejects the Transferring Shareholder's offer. Any such notice shall be irrevocable.

If the Remaining Shareholder accepts such offer within such period, the sale shall be completed as provided in Article IX hereof. The Remaining Shareholder may designate one or more Wholly-Owned Subsidiaries to purchase some or all of the Transferring Shareholder's Shares if the Remaining Shareholder does not wish to purchase them in its own name.

(c)      if the Remaining Shareholder does not accept such offer within such twenty (20) Business Day period, or accepts the offer but is then unable to obtain any regulatory or other approvals which are required for it to purchase the Transferring Shareholder's shares within six (6) months of the date on which the Parties are notified of the Value in accordance with Article VIII hereof, the Transferring Shareholder may, at any time within the three (3) month period thereafter, transfer all (but not less than all) its Shares to a third party; provided that:

(i)      the third party shall purchase such Shares from the Transferring Shareholder at a price which is not less than the Value determined in accordance with Article VIII hereof, and such price shall be payable in cash or wire transfer of immediately available funds upon delivery of such Shares;

(ii)      if the Transferring Shareholder is JV Partner or an Affiliate of JV Partner, it may not transfer its Shares to any competitor of Global Green or any of their Affiliates or of the Company;

(iii)      if the Transferring Shareholder is Global Green or an Affiliate of Global Green, it may not transfer its Shares to any competitor of JV Partner; and

(iv)      the transferee shall sign this Agreement and any other Joint Venture Agreement as a party hereto and thereto and undertake in writing to the other Shareholders, in terms which are reasonably satisfactory to them, that it will comply with all of the obligations under this Agreement and under the other Joint Venture Agreements that are applicable to such Shareholder and that if it at any time ceases to be Wholly-Owned Subsidiary of such Shareholder, it shall immediately transfer the Shares which it then holds back to such Shareholder.

ARTICLE VII

COMPULSORY TRANSFERS OF SHARES

7.1      Global Green Purchase Events.

Global Green shall be entitled to purchase (or cause one or more third parties to purchase) all (but not less than all) of JV Partner' Shares if:

(a)      a Termination Event has occurred with respect to JV Partner;

(b)      a Deadlock has occurred and not been resolved as described in Section 4.5(d); or

(c)      a Majority Change in Control has occurred with respect to JV Partner.

7.2      JV Partner Purchase Events.

JV Partner shall be entitled to purchase all (but not less than all) of Global Green' Shares if a Termination Event has occurred with respect to Global Green; provided, however, that, if V Partner gives notice of its exercise of this right, Global Green shall be entitled to cancel JV Partner' exercise of its right under this Section 7.2 and to purchase (or cause a nominee to purchase) all (but not less than all) of the Shares owned by V Partner. If Global Green exercises such right, the notice given by JV Partner under this Section 7.2 shall be void.

7.3      Purchase Prices.

Any purchase and sale of Shares pursuant to Section 7.1 hereof shall be a price equal to the Value of such Shares multiplied by 0.90. Any purchase and sale of Shares pursuant to Section 7.2 hereof by JV Partner or Global Green, respectively (as the buyer), shall be at a price equal to the Value of such Shares, multiplied by 0.90 in the case of a purchase by JV Partner or 1.10 in the case of a purchase by Global Green.

7.4      Shareholder Notice.

A Shareholder wishing to exercise a right under this Article VII shall do so by serving a notice upon the other Shareholder and the Company, and any such notice shall be irrevocable. Any such notice shall be served within sixty (60) Business Days of a Shareholder gaining actual knowledge of the occurrence of the circumstances which entitle it to serve the notice (or, in the case of a notice from Global Green to V Partner pursuant to Section 7.2 hereof, within twenty (20) Business Days of its receipt of the relevant notice from V Partner),

7.5      Continuing Obligations.

In the event that Global Green purchases the Shares from JV Partner in accordance with this Article VII, V Partner agrees, at the election of Global Green in its sole discretion, to maintain, or cause its Affiliates to maintain, in full force and effect upon the terms and conditions in effect at the time of purchase and with the same level of performance as before Global Green' purchase of the Shares from V Partner: Joint Venture Agreements to continue during transition period] for a period of twelve (12) months from the date of the transfer of the Shares.

ARTICLE VIII
SHARE VALUATION

8.1      Value.

Any Shares required to be valued hereunder (the "Valued Shares") shall be valued in accordance with the provisions of this Article VIII. Within twenty (20) Business Days of the service by a Shareholder on the other of a notice under Section 6.2 or Article VII hereof, the Shareholders shall meet and discuss in good faith, and attempt to reach agreement upon, the value of the Valued Shares. If the Shareholders reach an agreement with such twenty (20) Business Days, then the agreed value shall be the "Value" of the Valued Shares. If the Shareholders do not reach agreement, then, within ten (10) Business Days thereafter, each Shareholder shall instruct an investment or merchant bank of international repute (each, an "Appraiser") to prepare a valuation (each, an "Appraiser Valuation") of the Valued Shares, taking into account all relevant information, which valuation shall be completed within a period of two months from the date on which it is so instructed,

8.2      Determination; Umpire.

If the Appraiser Valuations determined pursuant to Section 8,1 do not differ by more than ten percent (10%) of the lower of the two valuations proposed by the Shareholders (the "Shareholder Valuations"), the average of the two Appraiser Valuations shall be treated as the Value of the Valued Shares. If such Appraiser Valuations differ by more than 10% of the lower of the two Shareholder Valuations, the Appraisers shall be instructed by the Shareholders to agree upon and designate a third investment or merchant bank of international repute (the "Umpire"). The Shareholders shall then jointly instruct the Umpire to review the Appraiser Valuations, assumptions and working papers prepared by the Appraisers and prepare a valuation (the "Umpire Valuation") of the Valued Shares within a period of one month from the date on which the Umpire is so instructed. If the Umpire Valuation falls within ten percent (10%) of the average of the Appraiser Valuations, the Umpire Valuation shall be treated as the Value of the Valued Shares. If the Umpire Valuation falls between the Appraiser Valuations, but not within ten percent (10%) of the average of such Appraiser Valuations, the average of (a) the Umpire Valuation and (b) the Appraiser Valuation to which the Umpire Valuation is closest shall be treated as the Value of the Varied Shares. If the Umpire Valuation falls outside the two Appraiser Valuations, the Appraiser Valuation to which the Umpire Valuation is the closest shall be treated as the Value of the Valued Shares.

8.3      Binding Valuation.

Any determination of the Value of the Valued Shares pursuant to this Article VIII shall be final and binding upon the Parties. Such determination shall not be the subject of arbitration pursuant to Section 11.9 hereof.

8.4      Fees and Expenses.

If a valuation of a Shareholder's Shares is required under Section 6.1 hereof, 3V Partner shall pay the fees of each of the Appraisers and, if the one is designated, the Umpire. If a valuation of either Shareholder's Shares is required under Section 8.2 hereof, Global Green shall pay the fees of each of the Appraisers and, if one is designated, the Umpire, In all other circumstances, the Company shall pay the Appraisers' and the Umpire's fees (unless it is unable to do so, in which case the Shareholders shall pay such fees pro rata to their respective shareholdings in the Company).

ARTICLE IX

CLOSING OF SALES OF SHARES

9.1      Closing Date.

Closing of the sale and purchase of a Transferring Shareholder's Shares shall take place:

(a)      if pursuant to Section 6.2 hereof, on the third Business Day after the date on which the Remaining Shareholder has given notice of its acceptance of the Transferring Shareholder's Offer; or

(b)      if pursuant to Article VII hereof, on the fifteenth Business Day after the date on which the Value of the relevant Shares has been notified to the Parties; or

(c)      if later, the third Business Day after the date on which the Remaining Shareholder has received any regulatory or other approvals which are required for the Remaining Shareholder to purchase such Shares and has so notified the other Parties.

9.2      Closing Matters.

           On such Closing date:

(a)      The Transferring Shareholder shall deliver to the Remaining Shareholder one or more duly executed share transfer deed covering all of the Shares to be transferred, in favor of the Remaining Shareholder, or such other persons as the Remaining Shareholder may nominate, together with the share certificates representing such Shares;

(b)      The Remaining Shareholder shall pay the purchase price for such Shares to the Transferring Shareholder by wire transfer of immediately available funds;

(c)      The Shareholders shall cause (insofar as they are able) such transfer or transfers to be registered in the Company's share register;

(d)      The Transferring Shareholder shall do all such other things and execute all such other documents as the Remaining Shareholder may reasonably require to give effect to the sale and purchase of such Shares; and

(e)      If the Transferring Shareholder no longer holds any Shares, the Transferring Shareholder shall obtain the resignation of all the directors appointed by it and such resignations shall take effect immediately.

9.3      Effects of Transfer.

Upon a transfer of all the Shares held by the Transferring Shareholder in accordance with Article IX:

the Transferring Shareholder and the Company shall each repay any indebtedness outstanding and owed by it to the other (together with any accrued interest);

if the transfer is pursuant to Section 6.2 hereof, the Remaining Shareholder shall obtain the release of any guarantees or indemnities given by the Transferring Shareholder to or in respect of the Company or (at its option) shall provide a counter-guarantee or indemnity in reasonably acceptable form to the Transferring Shareholder in respect of such guarantees or indemnities; and

if the transfer is pursuant to Article VII hereof, the Remaining Shareholder shall use reasonable efforts (but without involving any financial obligation on its part) to obtain the release of any guarantees or indemnities given by the Transferring Shareholder to or in respect of the Company, except with respect to obligations to continue after the transfer as -provided in Section 9.3(d) hereof; and

the obligations of the Transferring Shareholder set forth in Section 7.5 shall continue for the period specified in Section 7.5.

ARTICLE X

RIGHTS TO INFORMATION; CONFIDENTIALITY

10.1      Rights of Inspection and Information.

All books, records and other documents relating to the business and the affairs of the Company and its subsidiaries (if any) shall be open during the Company's regular business hours to the inspection of any director or Shareholder, who may make such copies thereof or extracts therefrom as he may deem appropriate. Either Shareholder may at any time cause its own internal auditor to audit the books and records of the Company, and to that end the management of the Company shall extend all reasonable cooperation to such internal auditor, it being understood that no such audit shall be permitted to interfere with the normal operations of the Company and that the Company shall incur no cost or expense in connection therewith.

10.2      Confidentiality.

The following terms shall govern the transfer, among the Parties hereto, of confidential information that is not otherwise protected by the terms of the other Joint Venture Agreements:

(a)      All communications between the Shareholders, the Company and/or any of them and all information and other materials either obtained pursuant to Section 10.1 hereof or supplied to or received by any of them from the others which is either marked "confidential" or is, by its nature, intended to be for the knowledge of the recipient alone, shall be kept strictly confidential by the recipient; provided that, each Party's obligations under this Section 10.2 shall not apply if and to the extent that:

(i)      the recipient can reasonably demonstrate that any such communication, information and material is in the public domain or was already in the possession of the recipient, in either case, not as a result of a violation of a confidentiality obligation by the recipient, or is required to be disclosed by law, by a court of competent jurisdiction, by an arbitrator, or by regulatory or governmental authority; or

(ii)      a Transferring Shareholder needs to disclose the information to a third party to whom it proposes to transfer its Shares subject to and in accordance with Section 6.2 hereof; or

(iii)      a recipient discloses the information, under a confidentiality obligation, to its legal advisors, accountants or a Person that Controls such recipient,

(b)      The Shareholders shall take all reasonable steps to minimize the risk of disclosure of confidential information by ensuring that only those Persons (including their directors, officers and other principal executives) whose duties require them to possess any such information, and their professional advisers, shall have access thereto, and will be instructed to treat the same as confidential.

(c)      The obligations contained in this Section 102 shall continue for a period of five (5) years after the termination of this Agreement or, if earlier, until such confidential information enters the public domain or is required to be disclosed as set forth above.

(d)      Unless required by law, by a court of competent jurisdiction, by an arbitrator or by any regulatory or governmental authority to retain it, all confidential information of the Company shall be promptly returned to the Company once a Shareholder no longer holds any Shares (or other equity capital of the Company).

10.3      Press Releases.

Neither the Company nor either Shareholder shall issue any press release relating to the Joint Venture or the Company, without first seeking the other Shareholder's or Shareholders' approval of such press release (which approval shall not be unreasonably withheld or delayed); except as otherwise required by law, by a court of competent jurisdiction, by an arbitrator or by regulatory or governmental authority. In such event, the Company or such disclosing Shareholder shall consult with the other Shareholder or Shareholders (if there is sufficient time for it to do so) before issuing such press release.

ARTICLE XI

GENERAL

11.1      Notices.

Notices, demands or other communications given or made hereunder shall be in writing and in English, and shall be delivered personally, by air courier service, or by facsimile (receipt acknowledged, followed by delivery by air courier service) addressed as follows

(a)	to Global Green:

Global Green Solutions Inc.
789 West Pender Street, Suite 1010
Vancouver, V6C 11H2
Canada
Attention: Doug Frater — President and CEO
Facsimile: +1 604 606 7980

with copies to:

Global Green Solutions Inc.
789 West Pender Street, Suite 1010
Vancouver, V6C 1H2
Canada
Attention: Craig Harting, Chief Operating Officer
Facsimile: +1 604 606 7980

(b)	to JV Partner:

C&C Green Technologies Pty Ltd.
No 9 Fifth Avenue, Walmer,
Port Elizabeth, South Africa

Attention: Clinton van Dyk - Managing Director
Facsimile: + 27 41 581 4851

with copies to:

C&C Green Technologies Pty Ltd.
No 9 Fifth Avenue, Walmer,
Port Elizabeth, South Africa

Attention: Colville Pieterse - Director
Facsimile: + 27 41 581 4851

or to such other address or facsimile number as any Party may from time to time duly notify to the others in respect of itself.

Any such notice, demand or communication shall be deemed to have been duly delivered on the date of actual delivery (if given or made by personal delivery or by air courier) or on the next following Business Day in the place of receipt (if given or made by facsimile).

11.2      Remedies.

The Parties agree that the failure of any of them to perform any obligation or duty which it has agreed to perform shall cause irreparable harm to the other Parties willing to perform the obligations and duties herein, which harm cannot be adequately compensated for by money damages. It is further agreed by the Parties that an order of specific performance or for injunctive relief against a Party or Parties in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting Party or Parties. Accordingly, in the event of a default by any Party hereto, a non-defaulting Party, without any bond or other security being required and in addition to whatever other remedies are or might be available at law or in equity, shall have the right either to compel specific performance by, or to obtain injunctive relief against, the defaulting Party or Parties of an obligation or duty herein or breach thereof, without the necessity of proving actual damages and the defaulting Party or Parties do hereby waive as a defense to any equitable action the allegation that the non-defaulting Party has an adequate remedy at law. The foregoing provisions shall not diminish the right of a non-defaulting Party to claim and recover damages or obtain any equitable remedy in addition to injunctive relief to which he or it may otherwise be entitled.

11.3      Severability.

If any provision of this Agreement or part thereof is rendered void, Illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.4      Survival.

Termination of this Agreement for any reason shall not release a Party from any liability which, at the time of termination, has already accrued to another Party or which thereafter may accrue in respect of any act or omission of such Party prior to such termination.

11.5      Costs.

Unless otherwise provided herein, each Party shall bear its own costs and expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement.

11.6      Entire Agreement; Amendment.

The Joint Venture Agreements constitute the entire agreement among the parties thereto. Except as expressly provided herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing and duly signed by each of the Parties hereto.

11.7      Further Assurances.

Each Party shall co-operate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of the Joint Venture.

11.8      Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of England, without regard to the conflict of law provisions thereof.

11.9      Arbitration.

(a)      Any disagreement or dispute between/among the parties arising under this Agreement or in connection with the subject matter thereof, shall be exclusively settled and resolved by formal and binding arbitration (the "Arbitration") as hereinafter set forth. The Arbitration shall be conducted in the UK in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (the "UNCITRAL Rules") as in effect on the date of initiation of the Arbitration. Alf proceedings of the Arbitration shall be conducted in the English language, and all documents furnished by the parties to the arbitral tribunal, and/or to each other, and all communications by the arbitral tribunal to the parties, including the award, shall be in the English language, and if any document submitted by any party in connection with the Arbitration is so submitted in its original language, which is other than English, it shall be accompanied by a duly certified English translation thereof. Unless the parties to the Arbitration otherwise agree in writing, the arbitral tribunal shall consist of three arbitrators who may be of any nationality. The arbitrators shall be appointed in the manner set forth in the UNCITRAL Rules, and the "appointing authority" referred to therein shall be the "Appointing Authority"). The Appointing Authority, in performing its function as the Appointing Authority, shall do so in accordance with the UNCITRAL Rules. The arbitrators shall be requested to deliver the arbitral award not later than 30 days following the conclusion of the arbitral proceedings. Judgment upon the arbitral award may be entered in any court of competent jurisdiction, including (without limitation) federal and state courts.

(b)      Any disagreement or dispute between the Company and either of the Shareholders shall be deemed to be a dispute between the Company and the nonparty Shareholder and shall be arbitrated in accordance with the terms of this Section 11.9. Such nonparty Shareholder shall have the right to represent the interests of the Company in any such arbitration, which may be consolidated with the arbitration of any other such dispute, controversy or claim.

11.10      Assignment.

This Agreement shall be binding on the Parties hereto and their respective successors and permitted assigns. None of the Parties shall be entitled to assign any of their rights and obligations hereunder, except as set forth in Articles VI and VII hereof.

11.11      Conflict of the Articles.

During the term of this Agreement, the Company's Articles of Association, as in effect from time to time, shall contain provisions reflecting the terms of this Agreement, and shall not contain any provisions which are contrary to or inconsistent with the terms of this Agreement. In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Company's Articles of Association, it is the Parties' intention that the provisions of this Agreement shall prevail. Therefore, the Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and, if necessary, shall cause any required amendment to the Company's Articles of Association to be made.

11.12      No Partnerhip.

Nothing in this Agreement shall be deemed to constitute a Partnerhip between the Parties nor constitute any Party the agent of any other Party for any purpose.

11.13      Language.

This agreement has been negotiated and executed in the English language and the rules of construction and definitions of the English language shall be applied in interpreting this Agreement. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of any of the parties hereto. Unless otherwise specifically required hereunder, all notices and other communications required or permitted under this Agreement shall be written in the English language.

IN WITNESS whereof this Agreement has been entered into the day and year first before written,

GLOBAL GREEN SOLUTIONS INC

By:	DOUG FRATER

Name: Doug Frater
Title: President and CEO

By:	CRAIG HARTING

Name: Craig Harting
Title: Chief Operating Officer

C&C GREEN TECHNOLOGIES PTY LTD

By:	CLINTON VAN DYK

Name: Clinton van Dyk
Title: Managing Director

By:	COLVILLE PIETERSE

Name: Colville Pieterse
Title: Director